EXHIBIT 99.1



                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE

              Medjet Announces Extension of R&D Agreement with Visx

                                  PRESS RELEASE

Edison, NJ - October 17, 2002 - Medjet Inc. (BB:MDJT) announced today that VISX, a Cayman corporation and wholly-owned subsidiary of VISX, Incorporated, has elected to extend the term of the Research, Development and Experimental Cost Sharing Agreement by an additional nine month period to July 17, 2003 (although VISX may terminate such agreement upon fifteen days notice during this nine month period for any reason or no reason, and there can be no assurance that VISX will not exercise its right to so terminate), in order to allow Medjet additional time to pursue the research and development work associated with the development of waterjet-related technology and products, including a waterjet microkeratome. As a result of such extension, Medjet will continue to receive monthly payments of a minimum of $100,000 from VISX while this agreement is in effect. The election effectively extends to July 17, 2003 VISX's option to elect to merge Orion Acquisition Corporation, a wholly-owned subsidiary of VISX, Incorporated with Medjet or to terminate the Agreement and Plan of Merger and Reorganization executed on August 17, 2001 with Medjet and Orion for any reason or no reason. If VISX terminates the Research and Development Agreement prior to July 17, 2003, the Merger Agreement will be deemed to be terminated on the date of effectiveness of termination of the Research and Development Agreement.

Medjet Inc., located in Edison, New Jersey, is a medical device company with the goal of developing, licensing, manufacturing and selling new cutting, drilling, layer removal and shaping instruments for surgical procedures based on its waterjet technology.

Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such statements include, but are not limited to, statements about the Company's products, services and technology, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of the Company, and are subject to significant risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements. The Company undertakes no obligation to update any forward-looking statements.

For further information, contact Eugene Gordon of Medjet Inc., (732) 738-3990, Ext 17, egordon@medjetinc.com